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Ex12a
                               Idaho Power Company
                       Consolidated Financial Information
                 Supplemental Ratio of Earnings to Fixed Charges



                                            Twelve Months Ended December 31,
                                                 (Thousands of Dollars)
                                         1997         1998       1999         2000          2001
Earnings, as defined:
  Income from continuing operations
  before  income taxes               $  135,908    $ 133,021   $ 119,872   $ 128,139    $    48,250
  Adjust for distributed income of
  equity investees                       (3,943)      (4,697)       (837)     (3,116)        (1,620)
  Equity in loss of equity method
  investments                                 0          476           0           0              0
  Minority interest in losses of
  majority owned subsidiaries                 0         (125)          0           0              0
  Supplemental fixed charges, as
  below                                  64,317       63,967      65,526      61,372         66,748

     Total earnings, as defined      $  196,282    $ 192,642   $ 184,561   $ 186,395    $   113,378

Fixed charges, as defined:
  Interest charges                   $   60,761    $  60,593   $  62,014   $  57,797    $    64,002
  Rental interest factor                    982          801         955       1,036            962

     Total fixed charges                 61,743       61,394      62,969      58,833         64,964

  Supplemental increment to fixed
   charges*                               2,574        2,573       2,557       2,539          1,784


     Total supplemental fixed
       charges                       $   64,317    $  63,967   $  65,526   $  61,372    $    66,748

Supplemental ratio of earnings to
   fixed charges                          3.05x        3.01x       2.82x       3.04x          1.70x


*Explanation of increment - Interest on the guaranty of American Falls
      Reservoir District bonds and Milner Dam, Inc. notes which are already included in operation expenses.


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